Exhibit 99.1

Cable ONE Reports Third Quarter 2017 Results

November 8, 2017 – Phoenix, Arizona – (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable ONE”) today reported financial and operating results for the quarter ended September 30, 2017.

Third quarter 2017 highlights:

●

Net income was $31.5 million in the third quarter of 2017, an increase of 51.0% year-over-year. Adjusted EBITDA(1) was $115.5 million, an increase of 32.5% year-over-year. Net profit margin was 12.4% and Adjusted EBITDA margin(1) was 45.5%.

●

Net income and Adjusted EBITDA results in the third quarter of 2017 include NewWave Communications (“NewWave”) operations and the favorable impact of a reduction in expense of $6.2 million due to a change in accounting estimate related to capitalized labor costs effective since the first quarter of 2017.

●

Without the contribution from the NewWave operations, net income would have increased 37.3% to $28.7 million and Adjusted EBITDA would have increased 12.4% to $98.0 million. In addition, net profit margin would have been 13.9% and Adjusted EBITDA margin would have been 47.5%.

●

Excluding both the NewWave operations and the change in estimate related to capitalized labor, net income would have increased 18.8% to $24.8 million and Adjusted EBITDA would have increased 5.3% to $91.8 million. Net profit margin would have been 12.0% and Adjusted EBITDA margin would have been 44.5%.

●

Net cash provided by operating activities was $88.9 million, an increase of 30.8% year-over-year. Adjusted EBITDA less capital expenditures(1) was $63.1 million, an increase of 3.6% compared to the third quarter of 2016.

●	Total revenues were $253.8 million, including a $47.5 million contribution from NewWave operations, compared to $205.5 million in the third quarter of 2016.

●

Residential data revenues increased $22.5 million, or 26.0%, year-over-year to $109.3 million. Residential data revenues would have increased $6.5 million, or 7.5%, excluding the $16.0 million contribution from NewWave operations.

●

Business services revenues increased $9.8 million, or 38.4%, year-over-year to $35.2 million. Business services revenues would have increased $2.7 million, or 10.6%, excluding the $7.1 million contribution from NewWave operations.

(1) Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are defined in the section of this press release entitled “Use of Non-GAAP Financial Metrics.” Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and Adjusted EBITDA less capital expenditures is reconciled to net cash provided by operating activities. Refer to the “Reconciliations of Non-GAAP Measures” tables within this press release.

“We are pleased with our progress on the integration of NewWave,” said Julie Laulis, President and CEO of Cable ONE. “As we continue the process of making NewWave more closely resemble Cable ONE in terms of services and product offers, we believe establishing a unified operational approach will benefit our customers and associates while positioning us well for future growth.”

Third Quarter 2017 Financial Results Compared to Third Quarter 2016

Revenues increased $48.3 million, or 23.5%, due primarily to $47.5 million in revenues attributable to the NewWave operations. For the third quarter of 2017 and 2016, residential data revenues comprised 43.1% and 42.2% of total revenues and business services revenues comprised 13.9% and 12.4% of total revenues, respectively. Excluding the $47.5 million contribution from NewWave in the third quarter of 2017, revenues increased to $206.4 million from $205.5 million in the prior year quarter. The third quarter of 2017 was negatively impacted by an estimated $1.6 million loss in revenues from waived service offering charges associated with Hurricane Harvey.

Operating expenses (excluding depreciation and amortization) were $91.9 million in the third quarter of 2017 and increased $16.3 million, or 21.5%, compared to the third quarter of 2016. Operating expenses as a percentage of revenues were 36.2% for the third quarter of 2017 compared to 36.8% for the year-ago quarter. Additional operating expenses attributable to the NewWave operations were $24.2 million for the third quarter of 2017. This increase was partially offset by a $4.8 million decrease in labor costs associated with the aforementioned change in accounting estimate for capitalized labor, a $0.9 million decrease in backbone and internet connectivity fees, a $0.7 million decrease in programming costs resulting from fewer video subscribers and a $0.7 million decrease in contract labor. Excluding the impact of the NewWave operations, operating expenses would have been $67.7 million in the third quarter of 2017, a decrease of $7.9 million, or 10.5%. Operating expenses as a percentage of revenues, excluding the impact of the NewWave operations, would have been 32.8% in the third quarter of 2017 compared to 36.8% in the third quarter of 2016.

Selling, general and administrative expenses increased $3.2 million, or 6.5%, to $52.0 million. Selling, general and administrative expenses as a percentage of revenues were 20.5% and 23.7% for the third quarter of 2017 and 2016, respectively. Additional selling, general and administrative expenses attributable to the NewWave operations were $5.9 million for the third quarter of 2017. Increases in deferred compensation expenses of $1.1 million and insurance costs of $1.0 million were offset by decreases in acquisition-related costs of $2.0 million and marketing costs of $1.3 million, as well as a $1.4 million decrease in labor costs associated with the aforementioned change in accounting estimate for capitalized labor. Excluding the incremental expenses associated with the NewWave operations, selling, general and administrative expenses would have decreased $2.7 million, or 5.6%, to $46.1 million. Selling, general and administrative expenses as a percentage of revenues, excluding the impact of the NewWave operations, would have been 22.3% in the third quarter of 2017 compared to 23.7% in the third quarter of 2016.

Depreciation and amortization increased $9.4 million, or 25.8%, including $12.2 million attributable to the NewWave operations. The increase was due primarily to new assets placed in service since the third quarter of 2016, including property, plant and equipment and amortized intangible assets acquired as part of the NewWave acquisition, partially offset by assets that became fully depreciated since the third quarter of 2016. As a percentage of revenues, depreciation and amortization expense was 18.0% for the third quarter of 2017 compared to 17.6% for the third quarter of 2016.

The Company recognized a $2.5 million loss on disposal of assets, including $1.3 million associated with damage caused by Hurricane Harvey, in the third quarter of 2017.

Interest expense increased $6.5 million, or 86.2%, due primarily to additional debt incurred to finance the NewWave acquisition.

Net income increased $10.6 million, or 51.0%, to $31.5 million in the third quarter of 2017 compared to $20.9 million in the prior year quarter. Excluding the impact of the NewWave operations, net income would have been $28.7 million. Without both the NewWave operations and the change in accounting estimate for capitalized labor, net income would have increased 18.8% to $24.8 million in the third quarter of 2017. Excluding the NewWave operations, the change in accounting estimate for capitalized labor and the Hurricane Harvey impact, net income would have increased 26.4% to $26.4 million.

Adjusted EBITDA was $115.5 million and $87.2 million for the third quarter of 2017 and 2016, respectively. Adjusted EBITDA growth of 32.5% in the third quarter of 2017 includes the positive impact of the NewWave operations and the aforementioned capitalized labor costs. Without the impact of the NewWave operations, Adjusted EBITDA would have been $98.0 million and Adjusted EBITDA growth would have been 12.4% for the third quarter of 2017. Excluding both the NewWave operations and the change in estimate for capitalized labor, Adjusted EBITDA would have been $91.8 million and Adjusted EBITDA growth would have been 5.3%. Excluding the NewWave operations, the change in estimate for capitalized labor, and the Hurricane Harvey impact, Adjusted EBITDA would have been $93.5 million and Adjusted EBITDA growth would have been 7.3%.

Capital expenditures totaled $52.4 million and $26.3 million for the third quarter of 2017 and 2016, respectively. Adjusted EBITDA less capital expenditures for the third quarter of 2017 was $63.1 million, an increase of $2.2 million, or 3.6%, from the prior year quarter. Excluding the NewWave operations, capital expenditures would have been $38.4 million. Excluding both the NewWave operations and the change in estimate related to capitalized labor, capital expenditures would have been $32.2 million.

Liquidity and Capital Resources

At September 30, 2017, the Company had $118.7 million of cash and cash equivalents on hand, compared to $138.0 million at December 31, 2016. The Company’s debt balance, excluding unamortized debt issuance costs, was $1.2 billion, which included $747.2 million of outstanding term loan borrowings in connection with the NewWave acquisition, at September 30, 2017 and $545.3 million at December 31, 2016. The Company also had $196.9 million available for borrowing under its revolving credit facility as of September 30, 2017.

Conference Call

Cable ONE will host a conference call with the financial community to discuss results for the third quarter of the 2017 fiscal year on Wednesday, November 8, 2017, at 11 a.m. Eastern Time (ET).

Shareholders, analysts and other interested parties may register for the conference in advance at http://dpregister.com/10112665. Those unable to pre-register may join the call via the live audio webcast on the Cable ONE Investor Relations website or by dialing 1-844-378-6483 (Canada: 1-855-669-9657/International: 1-412-542-4178) shortly before 11 a.m. ET.

A replay of the call will be available from Thursday, November 9, 2017, until Thursday, November 23, 2017, on the Cable ONE Investor Relations website.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2017, which will be posted on the “SEC Filings” section of the Cable ONE Investor Relations website at ir.cableone.net when it is filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors and others interested in more information about Cable ONE should consult our website, which is regularly updated with financial and other important information about the Company.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income, net profit margin or net cash provided by operating activities reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, and Adjusted EBITDA margin is reconciled to net profit margin, in the “Reconciliations of Non-GAAP Measures” tables within this press release. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Adjusted EBITDA” is defined as net income plus interest expense, provision for income taxes, depreciation and amortization, equity-based compensation expense, severance expense, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on disposal of assets, other (income) expense, net, and other unusual operating expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by total revenues.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, provision for income taxes, changes in operating assets and liabilities and other unusual operating expenses, as defined in the “Reconciliations of Non-GAAP Measures” tables within this press release.

The Company uses Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally-generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculation under the Company’s credit facilities and outstanding 5.75% senior unsecured notes due 2022 to determine compliance with the covenants contained in the facilities and ability to take certain actions under the indenture governing the notes. For the purpose of calculating compliance with the leverage covenants in the Company’s debt instruments, the Company uses a measure similar to Adjusted EBITDA, as presented. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes Adjusted EBITDA and Adjusted EBITDA margin are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its shareholders.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures may not be directly comparable to similarly titled measures reported by other companies.

About Cable ONE

Cable One, Inc. (NYSE: CABO) is the seventh-largest cable company in the United States. Serving nearly 800,000 residential and business customers in 21 states with high-speed internet, cable television and telephone service, Cable ONE provides consumers with a wide range of the latest products and services, including wireless internet service, high-definition programming and phone service with free, unlimited long-distance calling in the continental U.S.

Contacts:

Trish Niemann	Kevin Coyle
Corporate Communications Director	Chief Financial Officer
602-364-6372	602-364-6505

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the cable industry and our business and financial results. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Important factors that could cause our actual results to differ materially from those in our forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors:

●	the effect of our acquisition of NewWave on our ability to retain and hire key personnel and to maintain relationships with customers, suppliers and other business partners;
●	the potential diversion of senior management’s attention from our ongoing operations due to the acquisition of NewWave;
●	uncertainties as to our ability and the amount of time necessary to realize the expected synergies and other benefits of the acquisition of NewWave;
●	our ability to integrate NewWave’s operations into our own in an efficient and effective manner;
●	rising levels of competition from historical and new entrants in our markets;
●	recent and future changes in technology;
●	our ability to continue to grow our business services product;
●	increases in programming costs and retransmission fees;
●	our ability to obtain support from vendors;
●	the effects of any significant acquisitions by us;
●	adverse economic conditions;
●	the integrity and security of our network and information systems;
●	legislative and regulatory efforts to impose new legal requirements on our data services;
●	changing and additional regulation of our data, video and voice services;
●	our ability to renew cable system franchises;
●	increases in pole attachment costs;
●	the failure to meet earnings expectations;
●	the adequacy of our risk management framework;
●	changes in tax and other laws and regulations;
●	changes in GAAP or other applicable accounting policies; and
●	the other risks and uncertainties detailed in the section titled “Risk Factors” in our Annual Report on Form 10-K as filed with the SEC on March 1, 2017.

Any forward-looking statements made by us in this communication speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

CABLE ONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,
(in thousands, except per share and share data)	2017	2016	$ Change	% Change
Revenues
Residential data	$109,340	$86,797	$22,543	26.0%
Residential video	88,601	73,841	14,760	20.0%
Residential voice	11,265	10,475	790	7.5%
Business services	35,168	25,406	9,762	38.4%
Advertising sales	5,885	6,460	(575)	(8.9)%
Other	3,587	2,557	1,030	40.3%
Total Revenues	253,846	205,536	48,310	23.5%
Costs and Expenses
Operating (excluding depreciation and amortization)	91,894	75,631	16,263	21.5%
Selling, general and administrative	51,968	48,807	3,161	6.5%
Depreciation and amortization	45,580	36,218	9,362	25.8%
(Gain) loss on disposal of assets	2,506	1,060	1,446	136.4%
Total operating costs and expenses	191,948	161,716	30,232	18.7%
Income from operations	61,898	43,820	18,078	41.3%
Interest expense	(14,019)	(7,529)	(6,490)	86.2%
Other income (expense), net	278	4,329	(4,051)	(93.6)%
Income before income taxes	48,157	40,620	7,537	18.6%
Provision for income taxes	16,643	19,746	(3,103)	(15.7)%
Net income	$31,514	$20,874	$10,640	51.0%

Other comprehensive gain (loss), net of tax	1	28	(27)	(96.4)%
Comprehensive income	$31,515	$20,902	$10,613	50.8%

Net income per common share:
Basic	$5.55	$3.65	$1.90	52.1%
Diluted	$5.48	$3.63	$1.85	51.0%
Weighted average common shares outstanding:
Basic	5,680,600	5,720,257
Diluted	5,753,910	5,755,161

CABLE ONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(in thousands, except par value and share data)	September 30, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$118,701	$138,040
Accounts receivable, net	54,085	32,526
Income tax receivable	18,127	4,547
Prepaid assets	12,053	10,824
Total Current Assets	202,966	185,937
Property, plant and equipment, net	810,393	619,621
Intangibles, net	968,557	497,480
Goodwill	177,809	84,928
Other assets	5,508	9,305
Total Assets	$2,165,233	$1,397,271

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	$101,310	$82,703
Deferred revenue	37,158	22,190
Long-term debt - current portion	12,813	6,250
Total Current Liabilities	151,281	111,143
Long-term debt	1,164,070	530,886
Deferred income taxes	298,324	276,297
Accrued compensation and other liabilities	25,934	24,434
Total Liabilities	1,639,609	942,760

Stockholders' Equity
Preferred stock ($0.01 par value; 4,000,000 shares authorized; none issued or outstanding)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 5,887,899 shares issued; and 5,728,358 and 5,708,223 shares outstanding as of September 30, 2017 and December 31, 2016, respectively)	60	59
Additional paid-in capital	25,590	17,669
Retained earnings	577,892	511,776
Accumulated other comprehensive loss	(441)	(446)
Treasury stock, at cost (159,541 and 179,676 shares held as of September 30, 2017 and December 31, 2016, respectively)	(77,477)	(74,547)
Total Stockholders' Equity	525,624	454,511
Total Liabilities and Stockholders' Equity	$2,165,233	$1,397,271

CABLE ONE, INC.
RECONCILIATIONS OF NON-GAAP MEASURES
(Unaudited)

	Three Months Ended September 30,
(dollars in thousands)	2017	2016	$ Change	% Change
Net income (1)	$31,514	$20,874	$10,640	51.0%

Net profit margin	12.4%	10.2%

Plus: Interest expense	14,019	7,529	6,490	86.2%
Provision for income taxes	16,643	19,746	(3,103)	(15.7)%
Depreciation and amortization	45,580	36,218	9,362	25.8%
Equity-based compensation expense	3,076	3,187	(111)	(3.5)%
Severance expense	350	-	350	NM
(Gain) loss on deferred compensation	1,485	358	1,127	NM
Acquisition-related costs	557	2,512	(1,955)	(77.8)%
(Gain) loss on disposal of assets	2,506	1,060	1,446	136.4%
Other (income) expense, net	(278)	(4,329)	4,051	(93.6)%
Adjusted EBITDA (1)	$115,452	$87,155	$28,297	32.5%

Adjusted EBITDA margin	45.5%	42.4%

Less: Capital expenditures (1)	52,400	26,320	26,080	99.1%
Adjusted EBITDA less capital expenditures	$63,052	$60,835	$2,217	3.6%

NM = Not meaningful.
(1)

Net income, Adjusted EBITDA and capital expenditures results for the third quarter of 2017 include NewWave operations. Net income and Adjusted EBITDA for the third quarter of 2017 include the favorable impact of a reduction in expense, and capital expenditures include the unfavorable impact in additional expenditures, of $6.2 million due to a change in accounting estimate related to capitalized labor costs. Without the contribution from NewWave operations, net income would have increased 37.3% to $28.7 million, Adjusted EBITDA would have increased 12.4% to $98.0 million and capital expenditures would have been $38.4 million. Excluding both the NewWave operations and the change in estimate related to capitalized labor, net income would have increased 18.8% to $24.8 million, Adjusted EBITDA would have increased 5.3% to $91.8 million and capital expenditures would have been $32.2 million.

	Three Months Ended September 30,
(dollars in thousands)	2017	2016	$ Change	% Change
Net cash provided by operating activities	$88,929	$67,991	$20,938	30.8%
Capital expenditures	(52,400)	(26,320)	(26,080)	99.1%
Interest expense	14,019	7,529	6,490	86.2%
Amortization of debt issuance costs	(992)	(424)	(568)	134.0%
Provision for income taxes	16,643	19,746	(3,103)	(15.7)%
Changes in operating assets and liabilities	(1,786)	(6,500)	4,714	(72.5)%
(Provision) benefit for deferred income taxes	(3,475)	(3,893)	418	(10.7)%
(Gain) loss on deferred compensation	1,485	358	1,127	NM
Acquisition-related costs	557	2,512	(1,955)	(77.8)%
Severance expense	350	-	350	NM
Gain on sale of cable system	-	4,165	(4,165)	(100.0)%
Other (income) expense, net	(278)	(4,329)	4,051	(93.6)%
Adjusted EBITDA less capital expenditures	$63,052	$60,835	$2,217	3.6%

NM = Not meaningful.

CABLE ONE, INC.
OPERATING STATISTICS
(Unaudited)

	As of September 30,				Year-Over-Year
	2017			2016	% Change
	Legacy CABO	NewWave	Consolidated	Historical	Legacy CABO	Consolidated
Homes Passed	1,687,848	448,988	2,136,836	1,656,860	1.9%	29.0%

Total Customers	647,314	148,796	796,110	658,088	(1.6)%	21.0%
Non-video	359,649	N/A	N/A	324,352	10.9%	N/A
Percent of total	55.6%	N/A	N/A	49.3%

Residential Customers	593,388	137,711	731,099	607,399	(2.3)%	20.4%

Data PSUs	471,537	109,973	581,510	466,668	1.0%	24.6%
Video PSUs	274,258	79,602	353,860	315,589	(13.1)%	12.1%
Voice PSUs	89,259	22,036	111,295	100,510	(11.2)%	10.7%
Total residential PSUs	835,054	211,611	1,046,665	882,767	(5.4)%	18.6%

Business Customers	53,926	11,085	65,011	50,689	6.4%	28.3%

Data PSUs	47,525	8,618	56,143	43,905	8.2%	27.9%
Video PSUs	13,002	3,851	16,853	13,797	(5.8)%	22.1%
Voice PSUs	19,440	4,780	24,220	17,695	9.9%	36.9%
Total business PSUs	79,967	17,249	97,216	75,397	6.1%	28.9%

Penetration
Data	30.8%	26.4%	29.8%	30.8%	0.0%	(1.0)%
Video	17.0%	18.6%	17.3%	19.9%	(2.9)%	(2.6)%
Voice	6.4%	6.0%	6.3%	7.1%	(0.7)%	(0.8)%

Share of Third Quarter Revenues
Residential data	45.2%	33.6%	43.1%	42.2%	3.0%	0.9%
Business services	13.6%	14.7%	13.9%	12.4%	1.2%	1.5%
Total	58.8%	48.3%	57.0%	54.6%	4.2%	2.4%

ARPUs - Third Quarter
Residential data (1)	$65.74	$48.51	$62.49	$62.07	5.9%	0.7%
Residential video (1)	$81.41	$83.85	$81.96	$76.85	5.9%	6.7%
Residential voice (1)	$32.75	$35.35	$33.26	$34.18	(4.2)%	(2.7)%
Business services (2)	$174.52	$214.90	$181.37	$168.80	3.4%	7.4%

Number of Associates	1,802	510	2,312	1,907	(5.5)%	21.2%

(1)	Average monthly per unit values represent the applicable residential service revenues divided by the corresponding average of the number of PSUs at the beginning and end of each period.
(2)	Average monthly per unit values represent business services revenues divided by the average of the number of business customer relationships at the beginning and end of each period.
N/A	Information not available.

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